Exhibit 99.3

ECOLAB FOURTH QUARTER 2017

4Q 2017 Overview

◢Sales:

▪	Reported sales +9% and fixed currency sales +7%; acquisition adjusted fixed currency sales +6%.
▪	New business growth, new product introductions, share gains and pricing drove acquisition adjusted fixed currency sales increases across all business segments.

◢Operating Income:

▪	Reported operating margin +60 bps; adjusted fixed currency operating margin -70 bps.
▪	Reported operating income +13% with adjusted operating income +5%.
▪	Pricing, volume growth and cost saving initiatives offset higher delivered product costs and investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $1.93, +56% versus last year, includes a $0.55 per share benefit from the new U.S. tax law. Adjusted diluted EPS $1.39, +11% versus last year.
▪	Adjusted EPS growth also benefited from lower adjusted interest expense and our ongoing work to lower our tax rate.

◢Outlook:

▪	2018: Adjusted diluted EPS $5.25 to $5.45, +12% to 16%. Includes an estimated $0.10 per share benefit from the US tax law and $0.03 per share reduction from the Equipment Care sale.
▪	1Q 2018: Adjusted EPS of $0.85 to $0.93, +6% to 16%.

SUMMARY

Ecolab’s sales and earnings continued to show sequential acceleration through the fourth quarter.  Continued new business gains, product innovation and pricing drove fourth quarter acquisition adjusted fixed currency sales growth in all our business segments.  The sales gains, along with our ongoing cost efficiency work, more than offset higher delivered product costs and investments in the business to drive the operating income gain. These, along with lower adjusted interest expense and our work to lower our tax rate, yielded the fourth quarter’s 11% adjusted earnings per share increase.

We expect 2018 to be a strong year with earnings growth accelerating through the second half. We look for better year-on-year acquisition adjusted fixed currency sales growth in all our business segments as we once again work aggressively to outpace our markets, benefiting from new business gains and leveraging investments we have made to further improve sales and service force effectiveness and profitability. We look for accelerated pricing to again exceed continuing and significant delivered product cost headwinds, and along with our product innovation and cost efficiency work, yield better operating margins and income growth. We expect 2018 adjusted diluted earnings per share to rise 12% to 16% to the $5.25 to $5.45 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half reflecting the expected impact of the higher delivered product costs and systems investments, which are expected to have a larger impact in the first half.  The new U.S. tax law is expected to benefit 2018 EPS by approximately $0.10 per share.  Currency translation is expected to be a $0.10 benefit to full year earnings.

We expect solid sales and pricing growth in the first quarter, along with a lower tax rate and fewer shares, though still-rising delivered product costs will temper earnings results.  We increased our first quarter adjusted diluted earnings per share forecast range slightly to $0.85 to $0.93 per share, increasing 6% to 16% over the prior year.  The previous adjusted diluted earnings per share forecast range was $0.84 to $0.92.  Currency translation is expected to have a favorable impact of approximately $0.02 per share in the first quarter.

HIGHLIGHTS

•	Fourth quarter diluted earnings per share were $1.93, including a $0.55 per share benefit from the new U.S. tax law.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, fourth quarter 2017 adjusted diluted earnings per share increased 11% to $1.39. This compared with adjusted diluted earnings per share of $1.25 a year ago.

•	Consolidated acquisition adjusted fixed currency sales rose for all our business segments. Regionally, acquisition adjusted fixed currency sales growth was led by North America and Europe.
•

Reported operating margins increased 60 basis points. Adjusted fixed currency operating margins decreased 70 basis points as price and volume increases were more than offset by rising delivered product costs in the quarter.  Adjusted fixed currency operating income rose 3%.

•	The operating income gain, along with lower adjusted interest expense and a lower tax rate, yielded an 11% increase in fourth quarter 2017 adjusted diluted earnings per share.
•

We continue to aggressively work to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing and cost efficiencies to grow our top and bottom lines at improved rates.  We also see continued good underlying sales volume and pricing across our business segments, and look for that to more than offset continued and significant delivered product cost headwinds and yield stronger operating income growth.
•

We expect 2018 adjusted earnings per share to rise 12% to 16% to the $5.25 to $5.45 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half, reflecting the expected impact of higher delivered product costs and systems investments that will have a greater impact in the first half.  The new U.S. tax law is expected to benefit 2018 EPS by approximately $0.10 per share.

•

We expect good fixed currency acquisition adjusted sales growth in the first quarter with lower operating margins  as improved sales momentum and stronger pricing are more than offset by higher delivered product costs and systems investments. Adjusted diluted earnings per share are expected to be in the $0.85 to $0.93 range, up 6% to 16%.

•	In summary, we saw improved momentum in our business as we moved through 2017 and expect to realize strong growth in 2018 that should deliver 12% to 16% adjusted diluted earnings per share growth.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	5%
Pricing	1%
Subtotal	6%
Acq./Div.	1%
Fixed currency growth	7%
Currency impact	2%
Total	9%

Ecolab’s fourth quarter reported sales increased 9% when compared to the year ago period.  Fixed currency sales grew 7%, and acquisition adjusted fixed currency sales increased 6%.  Looking at the growth components, volume and mix rose 5% and pricing increased 1%. Acquisitions and divestitures added 1% and currency added 2% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	6%	6%
Water	7%	5%
Paper	5%	2%
Life Sciences	5%	5%
Textile Care	2%	2%
Total Global Industrial	6%	5%

FOOD & BEVERAGE

Fourth quarter fixed currency Food & Beverage sales growth accelerated, rising 6% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our food business; good growth in dairy, beverage and brew; and soft dairy farm sales.  Regionally, fixed currency sales growth was strong in Latin America and North America, with modest gains in Europe and Asia Pacific.

Globally, Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show continued good growth in the first quarter.

WATER

Water sales growth accelerated in the fourth quarter, with fixed currency sales rising 7%.  Acquisition adjusted fixed currency sales growth also accelerated, increasing 5%.  Light industry water treatment sales showed continued good growth led by its innovative technology and service offerings. Heavy industry sales growth improved, reflecting focused sales efforts and better markets. Mining also recorded good growth benefiting from new business wins and improved industry conditions.  Regionally, we saw strong sales growth in all regions led by North America, Europe and Latin America.

We continue to leverage our innovative solutions to help customers optimize water efficiency, improve operating results and lower costs.  We remain focused on strengthening our corporate account and enterprise sales teams, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We expect continued good growth in the first quarter from further share gains in light, heavy and mining.

PAPER

Fourth quarter fixed currency Paper sales increased 5%. Excluding the impact from an acquisition, fixed currency sales increased 2%.  Good growth in North America was driven by share gains, more than offsetting declines in other regions.

We continue to focus on maximizing results for our customers through minimizing water usage and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show further moderate growth in 2018 through continued globalization of best practices and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences fourth quarter fixed currency sales increased 5% as business wins and pricing drove sales growth in both the pharmaceutical and personal care markets.

Our sales and service team is strengthening, and our new business and product innovation pipelines look solid. We expect improved growth from Life Sciences in 2018.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	2%	2%
Specialty	7%	7%
Healthcare	48%	5%
Total Global Institutional	8%	3%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 2% in the fourth quarter.  Adjusted for divestitures, fixed currency sales for Institutional also rose 2%. Global lodging demand continued to show moderate growth while global full-service restaurant industry foot traffic remained weak, particularly in North America. Looking at Institutional’s regional fixed currency sales, North America, Asia Pacific and Latin America rose modestly, while Europe sales declined.  The sales performance also in part reflects the previously discussed exit of low margin business.  Adjusted for divestitures and the exit of the low margin business, fixed currency Institutional sales are estimated to have grown 3%.

The North America Institutional business is showing improved sales trends, and we expect better results in Asia Pacific and Latin America; we still have work to do in Europe.  We continue to work aggressively in all regions to win emerging chains, while also increasing share in existing units, and business retention remains strong.  With a strong line of new innovation that improves customer results and reduces their water, energy and labor costs, we expect to continue to improve on our industry leadership position. We expect these efforts to drive improving trends, with better Institutional sales growth in the first quarter and full year 2018.

SPECIALTY

Fourth quarter sales for Specialty grew 7% in fixed currencies, primarily led by new account wins. We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business gains remain robust, driven by improved service coverage, new product innovations, additional customer solutions and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning.  The food retail business also posted good growth reflecting continued new customer additions and product introductions.

Momentum is good in the Specialty business.  With the strong new account wins, our ongoing investments in new products, increased solutions for customers and an expanded sales and service force, we expect a good first quarter and another year of attractive growth for Specialty in 2018.

HEALTHCARE

Fixed currency Healthcare sales rose 48% in the fourth quarter, which includes a full quarter of sales from our Anios acquisition. Had Anios sales been included in the comparable period last year, Healthcare sales growth would have been 5%.  We saw similar acquisition adjusted sales gains in North America and Europe; the Anios acquisition continues to perform very well.

We continue to focus on executing the Ecolab value proposition, offering innovative products and premium on-site service programs to reduce healthcare acquired infections and increase operational efficiencies, and thereby delivering improved outcomes in hospital operating rooms, patient rooms and central sterile areas. Customer results from our program approach have proven successful. Interest levels remain very attractive and makes us confident in the long-term growth potential for our business.

Ecolab’s outcome-based programs remain a relatively new approach for the industry, and we are well positioned to capitalize on the trend.  Further, Anios has bolstered our position in Europe and accelerated our international expansion. We look for first quarter 2018 Healthcare sales to show moderate organic growth as the new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	11%	12%

Fourth quarter fixed currency Energy segment sales were very strong, increasing 11%. Acquisition adjusted sales rose 12% as Energy compared against a soft period last year.  Within our upstream business, the well stimulation business again recorded very strong growth and our production business delivered solid improvement, benefiting from good international gains and the timing of some sales which benefited the fourth quarter but will soften growth the first quarter 2018.   Downstream sales also showed good growth.  Pricing was accretive for the Energy segment.

We expect first quarter 2018 Energy segment sales to show mid-single digit sales growth led by moderated gains in well stimulation, modest growth in our production business and steady growth in downstream.  With oil prices expected to be relatively stable, we look for industry demand and pricing to steadily improve throughout 2018, and we look to expand our share of the market through our innovative products, our high value service offering and strong customer relationships.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	9%	8%
Equipment Care	-64%	5%
Total Other	-7%	7%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 9% in the fourth quarter led by strong sales growth in restaurants and food & beverage, as well as good growth in hospitality.  Acquisition adjusted sales grew 8%.  Regionally, North America, Europe and Asia Pacific enjoyed strong growth, while Latin America delivered modest gains.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends. Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies. We expect Pest Elimination sales to show continued good growth in the first quarter led by gains in all markets.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Gross Profit	$ 1,700.0	46.6%	$ 1,607.0	47.9%	6%

Fourth quarter gross margins were 46.6%. Adjusted gross margins were 47.1% declining 100 basis points from the year-ago level. The decline was driven by higher delivered product costs and the impact of growth within Global Energy (which on average has a lower gross margin) that more than offset the impact from increased pricing and cost savings.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
SG&A	$ 1,123.9	30.8%	$ 1,046.3	31.2%	7%

SG&A expenses represented 30.8% of fourth quarter sales and declined 40 basis points from last year as sales volume leverage and cost savings more than offset investments in the business.

($ millions, unaudited)	2017	% sales	2016	% sales	% change
Consolidated Op. Inc.	$ 627.7	17.2%	$ 556.9	16.6%	13%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 577.0	16.2%	$ 559.6	16.9%	3%

Consolidated operating income margins were 17.2%.  Adjusted for special charges, fixed currency operating income margins were 16.2%, declining 70 basis points from last year’s comparable margin.  Adjusted fixed currency operating income increased 3%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Industrial Op. Inc.	$220.1	17.0%	$209.9	17.2%	5%

Fixed currency operating income for the Global Industrial segment increased 5%. Fixed currency acquisition adjusted operating income for the Global Industrial segment increased 4% and margins declined 10 basis points to 17.1%.  Pricing, sales volume gains and cost savings were offset by higher delivered product costs.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Institutional Op. Inc.	$259.6	21.3%	$252.7	22.5%	3%

Fixed currency operating income for the Global Institutional segment increased 3%. Acquisition adjusted fixed currency operating income was flat while margins declined 60 basis points to 22.0%. Pricing and sales volume gains were more than offset by innovation and new customer installation investments and higher delivered product costs.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Global Energy Op. Inc.	$102.4	12.0%	$101.8	13.2%	1%

Fixed currency Global Energy segment operating income rose 1%. Acquisition adjusted fixed currency operating income increased 4% while margins declined 100 basis points to 12.0%.  Volume gains and the benefits from cost reduction actions were more than offset by higher delivered product costs and a rebuild of compensation reductions made in 2016 to yield the income gain.

($ millions - fixed currency, unaudited)	2017	% sales	2016	% sales	% change
Other Op. Inc.	$38.4	20.2%	$37.0	18.2%	4%

Acquisition and divestiture adjusted fixed currency operating income for the Other segment increased 12% and margins increased 80 basis points to 20.8% reflecting pricing and sales volume gains which more than offset increased field-related costs. The Equipment Care business was sold on November 1, 2017.

($ millions, unaudited)	2017	2016
Corporate
Corp. Expense	($43.5)	($41.8)
Special Gains/(Charges)	33.8	(7.9)
Total Corporate Expense	($9.7)	($49.7)

The corporate segment expense includes amortization expense of $44 million in the fourth quarter of 2017 and $42 million in the fourth quarter of 2016 related to the Nalco merger intangible assets. Corporate segment operating income also includes net special gains primarily related to the sale of the Equipment Care business, which were partially offset by special charges primarily related to fixed asset impairments and restructuring. This resulted in a net gain of $34 million ($3 million after tax due to the tax effect on the goodwill of the divested Equipment Care business).

Total special gains and charges for the fourth quarter of 2016 were insignificant on a net basis.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the fourth quarter of 2017 was a negative 4.0% compared with the reported rate of 23.9% in the fourth quarter of 2016.  As a result of the U.S. Tax Cuts and Jobs Act and based on currently available information, Ecolab recorded a net discrete tax benefit of $161 million in the fourth quarter of 2017 or $0.55 per share. The net discrete tax benefit is a result of the remeasurement of U.S. deferred tax assets and liabilities at a lower enacted U.S. tax rate partially offset by tax expense from the repatriation tax on deemed repatriated earnings of foreign subsidiaries. Excluding special gains and charges and discrete tax items, the adjusted tax rate was 23.3% in the fourth quarter of 2017 compared with 24.7% for the same period last year. The decrease in our adjusted tax rate was primarily driven by global tax planning strategies and geographic mix.

Ecolab did not engage in open market repurchases of its common stock during the fourth quarter of 2017.

The net of this performance is that Ecolab reported fourth quarter diluted earnings per share of $1.93 compared with $1.24 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, fourth quarter adjusted diluted earnings per share were $1.39 compared with $1.25 last year.  Currency translation had a $0.02 impact on fourth quarter 2017 adjusted diluted earnings per share.

SUMMARY BALANCE SHEET AND

SELECTED BALANCE SHEET MEASURES

(unaudited)	December 31
($ millions)	2017	2016
Cash and cash eq.	$ 211.4	$ 327.4
Accounts receivable, net	2,574.1	2,341.2
Inventories	1,445.9	1,319.4
Other current assets	365.0	291.4
PP&E, net	3,707.1	3,365.0
Goodwill and intangibles	11,184.7	10,200.8
Other assets	474.2	485.0
Total assets	$ 19,962.4	$ 18,330.2

Short-term debt	$ 564.4	$ 541.3
Accounts payable	1,177.1	983.2
Other current liabilities	1,690.3	1,494.9
Long-term debt	6,758.3	6,145.7
Pension/Postretirement	1,025.5	1,019.2
Other liabilities	1,058.1	1,175.0
Total equity	7,688.7	6,970.9
Total liab. and equity	$ 19,962.4	$ 18,330.2

	December 31
(unaudited)	2017	2016
Total Debt/Total Capital	48.8%	49.0%
Net Debt/Total Capital	48.0%	47.7%
Net Debt/EBITDA	2.4	2.3
Net Debt/Adjusted EBITDA	2.4	2.2

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 48% at December 31, 2017, with the net debt to adjusted EBITDA ratio at 2.4 times. Both metrics reflect a year-on-year increase in net debt related to the Anios acquisition.

SELECTED CASH FLOW ITEMS

	Twelve Months Ended
(unaudited)	December 31
($ millions)	2017	2016
Cash from op. activities	$ 2,091.3	$ 1,939.7
Depreciation	585.7	561.0
Amortization	307.6	289.7
Capital expenditures	789.6	707.4

ADOPTION OF NEW ACCOUNTING STANDARDS

Beginning in 2018, Ecolab adopted the new FASB revenue recognition standard. We have reviewed our product and service offerings under the new standard and the SEC requirement for separation of them in our income statement.  As such, we will disclose product and service offerings separately in our income statement. We will also reclassify certain costs from Selling, General, and Administrative (SG&A) expenses to Cost of Sales (COS), to align with the costs of providing newly classified service revenue. We anticipate restating the 2016 and 2017 financial statements to align with the revised presentation.

Ecolab has also adopted the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension expense (income) will be recorded below operating income.  We have applied the new standard retrospectively, and will restate the 2016 and 2017 financial statements to reflect the adoption of the pension accounting standard.  Adoption and restatement of the pension accounting standard will not impact net income.

We anticipate providing the impact of the new standards on our 2017 income statement prior to the first quarter 2018 earnings release.

FORECAST

The following 2018 outlook is consistent with the classification of costs within 2017.  It does not reflect the reclassification of certain costs from SG&A expense to COS or the reclassification of certain components of pension income from SG&A to a new category that will be reported below operating income.

We expect good business momentum to continue through the full year 2018. Sales growth has improved across most of our businesses, new product launches are adding to growth and enhancing our leadership positions, and pricing has accelerated.  We expect consolidated gross margins to increase, with a similar selling, general and administrative ratio to sales and slightly higher interest expense. The new U.S. tax law is expected to benefit the 2018 tax rate, with an expected adjusted tax rate of approximately 22%, providing an approximate $0.10 benefit to adjusted diluted earnings per share.  Including the expected tax benefit, Ecolab expects 2018 adjusted diluted earnings per share to rise approximately 12% to 16% to the $5.25 to $5.45 range, excluding special gains and charges and discrete tax items, with second half earnings growth outpacing the first half, reflecting the expected impact of significantly higher delivered product costs and increased systems investments, both of which are expected to have an outsized impact on the first half.  At current rates of exchange, we expect foreign currency translation to represent a $0.10 per share benefit to earnings per share.

We now look for first quarter adjusted diluted earnings per share to be in the $0.85 to $0.93 range, up 6% to 16%  compared with $0.80 earned last year.  We look for good acquisition adjusted fixed currency sales growth in all our segments. Pricing should again exceed delivered product cost increases in the quarter as we continue our work to improve margins.  Our first quarter forecast earnings per share range includes the loss of Equipment Care income which will reduce earnings per share by an expected $0.01 per share.  Global Energy will also reflect the final quarter of rebuilding compensation reduced in 2016’s cost reduction actions which, when combined with the higher delivered product costs, is expected to yield flattish Global Energy operating income versus last year’s first quarter.  We expect consolidated gross margins to be slightly lower than last year, with a slightly higher selling, general and administrative ratio to sales, lower interest expense and an improved adjusted tax rate versus 2017.  At current rates of exchange, we expect foreign currency to have a favorable $0.02 impact on first quarter diluted earnings per share.

SUMMARY

In summary, our business momentum has improved, and accelerated pricing has increased to more than offset still-increasing delivered product costs.  When combined with our continued product innovation and improved cost efficiency, we expect attractive margin expansion and stronger earnings per share growth in 2018.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency.  We expect improving volume growth and pricing across all our business segments to overcome delivered product cost headwinds and deliver attractive earnings per share growth in 2018, while we continue to make the right investments to drive our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2018 first quarter and full-year financial and business results, sales and earnings growth, adjusted gross margin, SG&A ratios to sales, interest expense, tax rate, new U.S. tax law impact, shares outstanding, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, cost savings, currency translation, the impact of M&A transactions and actions and impacts associated with the adoption of new accounting standards. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2017. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the fourth quarter 2017 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent)	2017	2016	2017	2016

Net sales
Reported GAAP net sales	$ 3,650.7	$ 3,352.1	$ 13,838.3	$ 13,152.8
Effect of foreign currency translation	(95.2)	(34.4)	(192.1)	(148.0)
Non-GAAP fixed currency sales	3,555.5	3,317.7	13,646.2	13,004.8
Effect of acquisitions and divestitures	(83.1)	(41.0)	(265.2)	(102.3)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,472.4	$ 3,276.7	$ 13,381.0	$ 12,902.5

Cost of Sales
Reported GAAP cost of sales	$ 1,950.7	$ 1,745.1	$ 7,405.1	$ 6,898.9
Special (gains) and charges	17.8	4.1	44.0	66.0
Non-GAAP adjusted cost of sales	$ 1,932.9	$ 1,741.0	$ 7,361.1	$ 6,832.9

Gross Margin
Reported gross margin	46.6%	47.9%	46.5%	47.5%
Non-GAAP adjusted gross margin	47.1%	48.1%	46.8%	48.0%

Operating income
Reported GAAP operating income	$ 627.7	$ 556.9	$ 2,019.8	$ 1,915.0
Effect of foreign currency translation	(16.9)	(5.2)	(32.9)	(25.2)
Non-GAAP fixed currency operating income	610.8	551.7	1,986.9	1,889.8
Special (gains) and charges	(33.8)	7.9	40.3	105.5
Non-GAAP adjusted fixed currency operating income	577.0	559.6	2,027.2	1,995.3
Effect of acquisitions and divestitures	(6.3)	(5.3)	(31.5)	(17.6)
Non-GAAP acquisition adjusted fixed currency operating income	$ 570.7	$ 554.3	$ 1,995.7	$ 1,977.7

Operating Income Margin
Reported GAAP operating income margin	17.2%	16.6%	14.6%	14.6%
Non-GAAP adjusted fixed currency operating income margin	16.2%	16.9%	14.9%	15.3%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent and per share)	2017	2016	2017	2016

Interest expense, net
Reported GAAP interest expense, net	$ 77.8	$ 68.3	$ 255.0	$ 264.6
Special (gains) and charges, after tax	21.9	0.0	21.9	0.0
Non-GAAP adjusted interest expense, net	$ 55.9	$ 68.3	$ 233.1	$ 264.6

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 565.9	$ 366.3	$ 1,508.4	$ 1,229.6
Special (gains) and charges, after tax	2.8	1.6	56.0	62.4
Discrete tax net expense (benefit)	(162.0)	0.3	(186.2)	3.9
Non-GAAP adjusted net income attributable to Ecolab	$ 406.7	$ 368.2	$ 1,378.2	$ 1,295.9

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.93	$ 1.24	$ 5.13	$ 4.14
Special (gains) and charges, after tax	0.01	0.01	0.19	0.21
Discrete tax net expense (benefit)	(0.55)	0.00	(0.63)	0.01
Non-GAAP adjusted diluted EPS	$ 1.39	$ 1.25	$ 4.69	$ 4.37

Provision for Income Taxes
Reported GAAP tax rate	(4.0)%	23.9%	13.7%	24.4%
Special gains and charges	(2.8)	0.9	(0.1)	1.0
Discrete tax items	30.1	(0.1)	10.2	(0.2)
Non-GAAP adjusted tax rate	23.3%	24.7%	23.8%	25.2%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,522.4	$ 1,247.1
Provision for income taxes	242.4	403.3
Interest expense, net	255.0	264.6
Depreciation	585.7	561.0
Amortization	307.6	289.7
EBITDA	$ 2,913.1	$ 2,765.7
Special (gains) and charges impacting EBITDA	40.3	105.5
Adjusted EBITDA	$ 2,953.4	$ 2,871.2

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
	2017			2016
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,292.0	($17.3)	$ 1,274.7	$ 1,218.8	($1.7)	$ 1,217.1
Global Institutional	1,220.6	(63.7)	1,156.9	1,125.1	(2.5)	1,122.6
Global Energy	853.2	-	853.2	770.2	(7.9)	762.3
Other	189.7	(2.1)	187.6	203.6	(28.9)	174.7
Subtotal at fixed currency rates	3,555.5	(83.1)	3,472.4	3,317.7	(41.0)	3,276.7
Currency impact	95.2			34.4
Consolidated reported GAAP net sales	$ 3,650.7			$ 3,352.1

Operating Income
Global Industrial	$ 220.1	($1.6)	$ 218.5	$ 209.9	($0.8)	$ 209.1
Global Institutional	259.6	(5.6)	254.0	252.7	0.5	253.2
Global Energy	102.4	0.3	102.7	101.8	(2.9)	98.9
Other	38.4	0.6	39.0	37.0	(2.1)	34.9
Corporate	(43.5)	-	(43.5)	(41.8)	-	(41.8)
Adjusted at fixed currency rates	577.0	(6.3)	570.7	559.6	(5.3)	554.3
Special (gains) and charges	(33.8)			7.9
Reported OI at fixed currency rates	610.8			551.7
Currency impact	16.9			5.2
Consolidated reported GAAP operating income	$ 627.7			$ 556.9

	Year Ended December 31
	2017			2016
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 4,878.5	($46.7)	$ 4,831.8	$ 4,687.2	($11.0)	$ 4,676.2
Global Institutional	4,744.9	(207.4)	4,537.5	4,440.1	(28.9)	4,411.2
Global Energy	3,199.3	(9.0)	3,190.3	3,075.8	(33.5)	3,042.3
Other	823.5	(2.1)	821.4	801.7	(28.9)	772.8
Subtotal at fixed currency rates	13,646.2	(265.2)	13,381.0	13,004.8	(102.3)	12,902.5
Currency impact	192.1			148.0
Consolidated reported GAAP net sales	$ 13,838.3			$ 13,152.8

Operating Income
Global Industrial	$ 722.0	($3.4)	$ 718.6	$ 720.0	($2.5)	$ 717.5
Global Institutional	985.7	(25.8)	959.9	950.5	0.8	951.3
Global Energy	338.5	(2.9)	335.6	346.7	(13.8)	332.9
Other	149.3	0.6	149.9	145.2	(2.1)	143.1
Corporate	(168.3)	-	(168.3)	(167.1)	-	(167.1)
Adjusted at fixed currency rates	2,027.2	(31.5)	1,995.7	1,995.3	(17.6)	1,977.7
Special (gains) and charges	40.3			105.5
Reported OI at fixed currency rates	1,986.9			1,889.8
Currency impact	32.9			25.2
Consolidated reported GAAP operating income	$ 2,019.8			$ 1,915.0

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (1)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (2)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.01	$ 1.87	$ 1.34	$ 3.20	$ 1.93	$ 5.13
Adjustments:
Special (gains) and charges (3)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (4)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	(0.55)	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.13	$ 1.93	$ 1.37	$ 3.30	$ 1.39	$ 4.69

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(2) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually immaterial items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually immaterial items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.

(3) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S of $7.8 million, net of tax.

(4) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, and $2.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, and third quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7M was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits of $162.0 million were driven primarily by the repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by the U.S. tax reform one time repatriation tax on foreign earnings.